SPECIFIC POWER OF ATTORNEY
For the Purpose of Filing Forms 4 and 5 with the Securities and Exchange Commission

I, Jack Regula, Chief Technology Officer of PLX Technology, Inc., a Delaware Corporation, do hereby constitute and appoint Rafael Torres, my true and lawful attorney and agent in fact for me and in my name, place, and stead, and for my use and benefit:

		To sign and file with the Securities and Exchange Commission any and all Form 4 or Form 5 filings regarding purchase or sale of PLX Technology, Inc. non-derivative securities and or the grant, exercise or cancellation of PLX Technology, Inc. derivative securities undertaken by me during any calendar month for which I am unable to sign and file personally.

		This instrument is to be construed and interpreted as a specific and not a general power of attorney. The enumeration of specific items, acts, rights, or powers herein limits and restricts, and is to be construed or interpreted as limiting or restricting the specific powers herein granted to said attorneys in fact.

		The rights, powers, and authority of said attorneys in fact to exercise the specific rights and powers herein granted shall commence and be in full force and effect on January 1, 2001, and such rights, powers, and authority shall remain in full force until the requirement to file Forms 4 or 5 with the Securities and Exchange Commission regarding PLX Technology, Inc. Securities no longer applies to me.
		DATED:  January 1, 2001




BY:_/s/_Jack Regula_________________________

       _Jack Regula_________________________
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